EXHIBIT 99(a)

FOR IMMEDIATE RELEASE

AF FINANCIAL EXTENDS

ODD-LOT TENDER OFFER

West Jefferson, North Carolina – (February 15, 2008) – AF Financial Group today announced that the expiration date of its tender offer for the purchase of all shares of its common stock held by persons owning 99 or fewer shares as of the close on December 13, 2007 has been extended to 5:00 p.m., Eastern Standard Time, on February 22, 2008. The offer had been scheduled to expire at 5:00 p.m., Eastern Standard Time, on Friday, February 15, 2008. The Company will pay $20.00 for each share purchased in the tender offer. IN addition the Company will pay a bonus of $50.00 for each properly executed tender offer received prior to the extended expiration date of February 22, 2008. The offer is not conditioned on the receipt of any minimum number of tenders.

In commenting on the results of the offer to date, Robert Washburn, President and Chief Executive Officer of AF Financial Group stated: “The results of the Company’s odd lot tender offer have been successful to date. For this reason, we have extended the offer to allow eligible shareholders who want to participate the ability to do so as we have received expressions of interest from eligible shareholders who have not yet tendered their shares pursuant to this offer.”

If, after completion of the tender offer, AF Financial Group has fewer than 300 shareholders of record, the Company intends to terminate the registration of its common stock under the Securities and Exchange Act of 1934, as amended, and become a non-reporting company. If that occurs, the Company will no longer file periodic reports with the Securities and Exchange Commission, including annual reports on Form 10-KSB, and quarterly reports on Form 10-QSB, and it will no longer be subject to the SEC’s proxy rules.

Questions or requests for additional documents may also be directed to Robert Washburn or Melanie P. Miller by telephone at (800) 723-4718 (toll free) or (336) 246-4344.

This press release is for informational purposes only and is not an offer to buy or a solicitation of an offer to sell any shares of AF Financial Group’s common stock. The offer is being made solely by the Offer to Purchase and the accompanying letter of transmittal delivered to shareholders on or about January 16, 2008.